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                                                                         (23)(a)

              STATEMENT REGARDING CONSENT OF INDEPENDENT AUDITORS,
                               ARTHUR ANDERSEN LLP


         After reasonable efforts, the Company has been unable to obtain Arthur Andersen LLP's consent to the incorporation by reference of their report for the Plan's fiscal year ended December 31, 2001 previously filed with the Company's Form 11-K for the year ended December 31, 2001 and the Company has not filed that consent with this Annual Report on Form 11-K in reliance upon Rule 437a under the Securities Act of 1933. Because the Company has not been able to obtain Arthur Andersen LLP's consent, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the Company's financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.